Exhibit 10.9
CONSULTING AGREEMENT
THIS AGREEMENT IS MADE as of the 1st day of May, 2014.
BETWEEN:
Nutritional High Ltd.,
 a company incorporated under the laws
of the Province of Ontario, Canada
(hereinafter called the "Company" )
- and -
David Posner
 an individual residing in the Province of Ontario, Canada

(hereinafter called the "Consultant")
WHEREAS the Company wishes to engage the Consultant to provide to the Company those Consulting Services and otherwise perform the duties and responsibilities as set out in the Schedule "A" of this Consulting Agreement and the Consultant agrees to accept that engagement;
AND WHEREAS the Consultant is committed to providing those consulting services in a professional and competent manner, and to act in the best interests of the Company while providing them;
WHEREFORE IT IS HEREBY AGREED AS FOLLOWS:
1.	DEFINITIONS
1.1	In this Agreement the following terms shall have the following meanings:
(a)	"Appointed Consultant" means David Posner, whom the Company has approved for that purpose;
(b)	"Affiliate" means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or under common control with that other Person. For the purposes of this definition, a Person "controls" another person if that Person directly or indirectly possesses the power to direct or cause the direction of the management or policies of that other Person, whether through the ownership of securities, by contract or otherwise;
(c)	"Agreement" means this agreement including the recital and the schedule attached hereto which are hereby made a part hereof, as it may be amended or supplemented from time to time; and the expressions "hereof", "herein", "hereto", "hereunder", "hereby" and similar expressions refer to this agreement and unless otherwise indicated, references to "Sections" or "paragraphs" are references to sections or paragraphs in this Agreement;

(d)	"Board" means the board of directors of the Company;
(e)	"Common Shares" means the shares of the Company which are entitled to one vote per share at any meeting of the shareholders of the Company;
(f)	"Confidential Information" means information of a sensitive nature related to the Company or its Affiliates, or their respective businesses, which is not in the Public Domain. Confidential Information does not include any information that:
(i)	is within the Public Domain at the date of its disclosure to the receiving party, or subsequently enters the Public Domain (but only after it enters the Public Domain) through no fault of the Consultant; or
(ii)	is independently developed by or on behalf of the Consultant as shown by documentary evidence;
(iii)	is disclosed to the Consultant by a third party not having an obligation of confidence to the proprietor of the information as shown by the documentary evidence;
(iv)	is required to be disclosed by a court or government agency or is permitted to be disclosed with the prior written consent of the Company; or
(v)	is Residual Information.
No combination of information shall be deemed to be within any of the above exceptions, whether or not the component parts of the combination are within one or more of the exceptions set out above, unless the combination itself and its economic value and principles of operation are themselves so excepted;
(g)	"Consulting Services" means those services to be provided by the Consultant to the Company during the term of this Agreement, as more particularly set forth and described in the Schedule attached hereto;
(h)	"Company" means Nutritional High Ltd., an Ontario registered company;
(i)	"Event of Default" means:
(i)	a material failure of the Consultant to properly perform the Consulting Services or any other material breach of the terms and conditions of this Agreement which, in either case, is not capable of remedy or, if it is capable of remedy, has not been remedied within 30 days of the Consultant receiving notice thereof from the Company;

(ii)	any dishonesty on the part of the Consultant or Appointed Consultant;
(iii)	the conviction of the Appointed Consultant for an indictable offence or for any crime involving moral turpitude, fraud or misrepresentation;
(iv)	any wilful and intentional act on the part of the Appointed Consultant having the effect of materially injuring the reputation, business or business relationships of the Company;
(v)	any other reason which at law would entitle the Company to terminate the Consultant's employment without notice or compensation in lieu of notice; or
(vi)	the bankruptcy, insolvency or appointment of a receiver or other steps taken in furtherance thereof with respect to the Consultant.
(j)	"Notice" means any written statement, payment, account, notice, election, direction or other writing required or permitted to be given hereunder;
(k)	"Person" means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;
(l)	"Production" means the extraction of minerals for sale from any property the Company has an interest or is earning an interest;
(m)	"Public Domain" means readily accessible to the public in a written publication, and does not include information that is only available by substantial searching of the published literature, and information the substance of which must be pieced together from a number of different publications and/or sources;
(n)	"Residual Information" means general information not specified as being confidential in nature by the Company that is in tangible form and is retained in the memory of any of the Consultant's agents, employees or representatives who have had access to Confidential Information including ideas, concepts, know-how and techniques or business opportunities that have been considered by the Company but rejected or unsuccessfully pursued by the Company;
2.	TERM OF ENGAGEMENT
2.1	The Company engages the Consultant to provide Consulting Services with effect from May 1, 2014 on a continuing basis unless and until terminated at any time by the Company giving to the Consultant no less than two months (2 months) prior written notice or paying the equivalent consulting fees in lieu thereof.

2.2	The Consultant may forthwith terminate this Agreement by providing ten (10) days written notice to the Company.
2.3	The Company agrees that the Consulting Services shall be performed by the Consultant in accordance with the provisions of Section 4.
3.	INDEPENDENT CONSULTANT
3.1	The parties to this Agreement are independent and it is intended that both parties shall retain their independence. The Consultant shall be and shall act solely as an independent Consultant in the performance of its duties and responsibilities under this Agreement. Nothing contained in this Agreement or in the relationship of the Company and the Consultant or, for the avoidance of doubt, in the relationship between the Company and the Consultant shall be regarded or construed as creating any relationship (employer/employee, joint venture, association, or partnership) between the parties other than as expressly set forth herein.
3.2	The parties further agree that the Consultant is not authorized to assume or to create any obligation of any kind, express or implied, on behalf of the Company or to bind the Company in any respect whatsoever, unless otherwise expressly authorized to do so by the Company.
3.3	Subject to the Consultant's performance of its obligations under Section 4 below the Consultant shall be free to devote at least 80% of his time to the Company business.
4.	CONSULTANT'S SERVICES
4.1	The Consultant shall provide the Consulting Services, plus such further and other services as may be requested by the Company and agreed to be provided by the Consultant from time to time.
4.2	The Consultant shall devote its reasonable best efforts to the performance of the Consulting Services and to such other services as may be reasonably requested by the Company and hereby agrees to provide the Consulting Services.
4.3	The Consultant shall ensure that he possesses a sufficient working knowledge of the Company's activities, and products, as necessary to fulfill the Consultant's obligations hereunder.
4.4	The Consultant shall ensure that it and its agents, employees and representatives comply with all policies, practices, laws and regulations applicable at the premises or facilities at which the Consulting Services are to be performed.
4.5	The Consultant agrees that it:
(a)	is solely responsible for the calculation, withholding and remittance of all taxes and other statutory deductions and withholdings that may be required in connection with, or arising from, the Consulting Services performed under this Agreement, including, without limitation, any income taxes, Employment Insurance contributions, Canada Pension Plan contributions, HST remittances, workers' compensation premiums, Employer Health Tax, and any other taxes, amounts or other expenses;

(b)	will indemnify and hold the Company harmless from any and all claims, liabilities, damages, taxes, fines, penalties or interest sought and recovered from any governmental entity arising from the failure of the Consultant or the Company to deduct or remit any amounts owing with respect to any required taxes, statutory deductions or other withholdings as set out in paragraph 4.6(a) above in connection with the Consulting Services performed under this Agreement; and
(c)	assumes full responsibility for his actions while performing this Agreement, and shall be solely responsible for his supervision, and his daily direction and control, provision of employment benefits (if any) and payment of salary (including any required taxes, statutory deductions or other withholdings as set out in paragraph 4.6(a) above).
4.6	The Consultant acknowledges and agrees that he will be required to provide the Consulting Services at the following geographical locations: North America, and elsewhere as required by the Company's business with the mutual agreement of both parties.
5.	CONSULTING FEES AND EXPENSES
5.1	The Company shall pay to the Consultant and initial Advisory fee of $35,000 (plus HST, if applicable) for services provided prior to the execution of this agreement, and a monthly fee commencing the date hereof in the amount of eight thousand Dollars ($8,000) per month (plus HST, if applicable) (the "Base Fee") payable on a monthly basis as consulting fees for the Consultant's services pursuant to this Agreement. The performance of the Consultant will be reviewed annually by the Company, and at the sole option of the Board the Base Fee of the Consultant may be increased; provided, however, the Company shall be under no obligation to increase the Base Fee at the time of any such review. Additionally, the Consultant will be entitled to participate in the Company's stock option plan and to receive incentive share options as determined by the Board or the compensation committee of the Company and in accordance with the stock option plan established by the Company
5.2	The Consultant agrees to render a monthly invoice to the Company, in a form acceptable to the Company, for the Consulting Services provided in that month, along with any reasonable expenses incurred by the Consultant while providing the Consulting Services. The Consultant also agrees to supply its HST registration number to the Company.
5.3	The Company shall also reimburse the Consultant for any reasonable out-of-pocket expenses incurred by the Consultant at the request of the Company. Prior to the reimbursement of such expenses, the Company shall require the Consultant to prepare a detailed summary of the expenses incurred and submit it to the Company together with appropriate supporting receipts, invoices, and other documentation showing such information as the Company and Consultant shall from time to time agree.

5.4	The Company may provide an annual discretionary bonus to the Consultant, if the Consultant and the Company meet performance objectives to be mutually agreed upon by the Consultant and Board. Whether to give a bonus and the amount of any such bonus are within the sole discretion of the Company. The amount of such bonus will not exceed 100% of the Base Fee during any year.
6.	CONFIDENTIAL INFORMATION AND PROPERTY OF THE COMPANY
6.1	The Consultant's Obligations as to Confidential Information and Materials. Confidential Information, whether in written, oral, magnetic, photographic, optical, or other form and whether now existing or developed or created during the period of the Consultant's relationship or engagement with the Company, excepting information obtained from general or public sources, is proprietary to the Company and is highly confidential in nature.
In this regard, the Consultant acknowledges that any breach of its obligations under Section 6 will cause irreparable harm to the Company for which damages cannot be reasonably calculated.  Accordingly, in the event that the Consultant breaches its obligations under Section 6, the Consultant agrees that the Company shall be entitled to obtain injunctive relief restraining any further breach without proof of actual damages or the requirement to establish the adequacy of any other remedies available to it.  In addition to injunctive relief, the Company shall also be entitled to pursue a claim for damages or any other remedies available to it in law or in equity.
6.2	General Skills. The general skills and Residual Information and other experience gained by the Consultant during the Consultant's relationship with the Company, and information publicly available or generally known within the industries or trades in which the Company competes, is not considered Confidential Information.
6.3	Preservation of Confidential Information. During the Consultant's relationship with the Company, the Consultant may have access to all or a portion of the Confidential Information and, as such, the Consultant will occupy a position of trust and confidence with respect to the Company's affairs and business. The Consultant will take the following steps to preserve the confidential and proprietary nature of the Confidential Information:
(a)	Non-Disclosure. The Consultant will not at any time disclose to any Person or otherwise permit any Person to access any Confidential Information, except with the prior written consent of the Company or as specifically required in the performance of the Consultant's duties to the Company.
(b)	Prevent Disclosure. The Consultant will take all reasonable precautions to prevent disclosure of any Confidential Information and will follow all the Company's reasonable instructions to the Consultant in respect of the same.

(c)	Non-Use. The Consultant will not use, or otherwise permit any Person to use, any of the Confidential Information at any time, except with the prior written consent of the Company or as specifically required in the performance of the Consultant's duties to the Company.
(d)	Return all Materials. Upon termination of the Consultant's relationship with the Company, for any reason whatsoever, the Consultant will deliver to the Company all copies of the Confidential Information, including, without limitation, any documentation, records, listings, notes, data, sketches, drawings, memoranda, models, accounts, reference materials, samples, machine-readable media and equipment which in any way relate to the Confidential Information, without retaining any copies.
6.4	Continuation of Confidentiality Obligations. The Consultant acknowledges and agrees that the obligations set out in this Section survive the termination of this Agreement for any reason. The Consultant further acknowledges that the obligations set out in this Section are not in substitution for any obligations which the Consultant may now or hereafter owe to the Company and which exist apart from this Agreement and do not replace any rights of the Company with respect to any such obligations.
6.5	Communication of Confidential Information. The Consultant agrees to communicate to the Company all Confidential Information obtained in the course of performing the Consulting Services.
6.6	Appointed Consultant to be Bound. The Consultant shall ensure that the Confidential Information shall not be disclosed to any person other than to the Consultant on a need-to-know basis. If the Confidential Information is disclosed to the Consultant, the Consultant shall be informed at the time of its confidential nature and the terms of this Agreement and shall agree to be bound by the terms hereof in respect of Confidential Information.
7.	INTELLECTUAL PROPERTY OF THE COMPANY
7.1	Company's Rights. The Consultant agrees that any and all rights, title, and interest in or to any and all of the products, work product or materials produced by the Consultant or by its personnel while providing the Consulting Services shall be the exclusive property of the Company.
7.2	Work Product. The Company and the Consultant agree that the work produced by the Consultant in performance of the Consulting Services, including, without limitation, reports, technical data or studies, other information or data, documents, marketing plans, marketing information, brochures, market studies, and press materials (collectively, the "Work Product"), shall be the exclusive property of the Company. No work produced by the Consultant shall be deemed to fall within any other classification, which would result in ownership rights of any description concerning such materials or work vesting in the Consultant. In the event any ownership rights in the Work Product are deemed to vest in the Consultant, the Consultant waives all moral rights related to such Work Product. The Consultant agrees that any Work Product produced in the course of performing the Consulting Services under this Agreement shall not be the subject of an application for copyright, or patent by or on behalf of the Consultant and that the Consultant shall co-operate with the Company in any application for copyright or patent it deems appropriate concerning any Work Product.

7.3	Exclusion. The Consultant acknowledges that there are no ideas, processes, trademarks, service marks, technology, computer programs, original works of authorship, designs, formulas, inventions, discoveries, patents, copyrights, or improvements to the foregoing which fall within the provisions of section 7.2 that it desires to exclude from the operation of this Agreement. To the best of the Consultant's knowledge, it is not a party to any existing contract in conflict with this Agreement or any other contract to assign ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents, or copyrights to any other Person.
7.4	Disclosure. The Consultant agrees to promptly disclose to the Company all of its Work Product and hereby agrees to execute all documents or do all other acts necessary in order to enable the Company to preserve and protect its rights in the Work Product. Regardless of whether this Agreement has been terminated, the Consultant agrees to execute, acknowledge, and deliver any instruments, and to provide whatever other assistance is required to confirm the ownership by the Company of such rights in the Work Product. Reasonable expenses incurred for such assistance shall be paid by the Company. No additional compensation shall be paid to the Consultant in respect of any of the matters referred to in this clause.
7.5	No Rights. Nothing in this Agreement shall be construed to grant to the Consultant any express or implied option, license or other rights, title or interest in or to the Confidential Information of the Work Product, or obligate either party to enter into any agreement granting any such right. If the Consultant acquires any right, title or interest in any Confidential Information or any Work Product, the Consultant hereby irrevocably assigns all such rights, title and interests exclusively to the Company.
8.	TERMINATION
8.1	By the Consultant. If the Consultant serves notice to terminate this Agreement pursuant to paragraph 2.2, the Company shall have the option, in its complete discretion, to waive all or part of the required notice period and immediately terminate this Agreement. In the event that the Company exercises its option to waive all or part of the required notice period, the Company shall only be liable to the Consultant for any consulting fees and expenses owing for the period up to, and including, the effective date of termination. The Consultant expressly agrees that the Company shall have no further or other obligations to it, other than as specifically provided by this paragraph.
8.2	By the Company. The Company may terminate this Agreement:

(a)	immediately in the event of the Consultant committing or being subject to an Event of Default; or
(b)	by providing the written notice (or the equivalent consulting fees owing in lieu of such notice) as required by paragraph 2.1.
The Consultant hereby agrees to accept the notice or payments (if any) prescribed by this paragraph in full and final satisfaction of the Company's obligations to the Consultant arising from the termination of this Agreement.  Upon providing the notice or payments (if any) required by this paragraph, the Consultant specifically acknowledges and agrees that the Company has no further or other obligations to it.
9.	NOTICE
9.1	Unless otherwise permitted by this Agreement, all notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been fully given if delivered: (i) personally to the party to whom the notice or other communication is directed, (ii) by facsimile transmission with an acknowledgement received at the number set out below, or (iii) by prepaid registered mail on the fifth business day after the date on which it is so mailed (provided that if there is an interruption in the regular postal service during such period arising out if a strike, lockout, work slow-down or similar labour dispute in the postal system, all days during which such interruption occurs shall not be counted) to the following address:
Notice to the Company:
Nutritional High Ltd.
 77 King Street West
P.O. Box 121, Suite 2905
Toronto, Ontario
 M5K 1H1
Attention:                          Adam Szweras, Corporate Secretary
Facsimile:                                        (416) 849-2310
Notice to the Consultant:

 David Posner
556 Cranbrook Ave,
North York, ON
M5M 1P1

Attention:                          David Posner
Facsimile:                          647-985-6727
Either party may change its address for service from time to time by providing written notice to the other party in accordance with this section.

10.	GOVERNING LAW
10.1	The parties agree that this Agreement shall be governed by, and interpreted in accordance with, the laws of the Province of Ontario, Canada. Each of the Company and the Consultant irrevocably attorns to the exclusive jurisdiction of the courts of the Province of Ontario in connection with any dispute, claim or proceeding arising under this Agreement or the Consultant's performance of the Consulting Services.
11.	MISCELLANEOUS
11.1	This Agreement contains the entire understanding and agreement between the parties with respect to the Consulting Services to be provided by the Consultant.
11.2	The rights and obligations of the parties set out under Sections 6, 7, and 11 of this Agreement survive the termination of this Agreement insofar as is necessary to give full effect to the terms hereof.
11.3	This Agreement shall be assignable by the Company to any third-party, but not by the Consultant without the express written consent of the Company.
11.4	Any changes or amendments to this Agreement must be expressly approved in writing by both parties hereto.
11.5	In the event that any provision in this Agreement is determined by a court of competent jurisdiction to be void or unenforceable in whole or in part, it shall be deemed to be severed from this Agreement. However, any such determination will not impair or affect the validity or enforceability of any other covenant or provision contained in this Agreement, and this Agreement shall be construed as though such invalid or unenforceable provision were omitted.
11.6	Each of the Company and the Consultant agree that they had the opportunity to obtain, or did obtain, independent legal advice prior to executing this Agreement. Both parties acknowledge and agree that the terms of this Agreement are fair and reasonable.

IN WITNESS WHEREOF the parties have executed this Agreement with effect from the date first written above.
NUTRITIONAL HIGH LTD.
Per:	/"Signed"/
Adam Szweras, Corporate Secretary

Witness: /"Signed"/	/"Signed"/
Please print name: Margaret Miller	DAVID POSNER

SCHEDULE "A"

Duties of the Consultant

The Consultant shall provide the following services to the Company and all its Affiliates.
1.	The Consultant shall serve as Chief Executive Officer of Nutritional High Ltd. (the "Company") and its Affiliates, commencing May 1st, 2014, and in this capacity, he shall provide the following services below.
Summary
Develop a strategic plan to advance the Company's objectives to acquire and develop programs and market the Company to the capital markets and investment community.  Oversee the Company to insure financial efficiency; appropriate human resources are in place, and cost-effective management of resources.
Primary Responsibilities
1.	Develop a strategic plan to advance the Company's objectives and to promote growth as an organization.
2.	Identify acquisition and merger opportunities.
3.	Market the Company to the capital markets and investment community.
4.	Work with the CFO and other senior management as applicable to develop budgets and present those budgets to the Board of Directors for approval.
5.	Review and approve development programs in consultation with the Board of Directors.
6.	Generally oversee the operations of the company.
7.	Communicate with the Board of Directors regarding the operations of the company.
8.	Develop financing plans and propose financing plans to the Board of Directors for approval.